Operator: Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Rand Logistics Third Quarter 2008 Earnings Conference Call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions.

(OPERATOR INSTRUCTIONS)

This conference is being recorded Thursday, February 14 of 2008. At this time, I'd like to turn the presentation over to Lenny Santiago, the Investor Relations for Rand Logistics. Please go ahead, sir.

Lenny Santiago: Thank you, operator. Good morning, ladies and gentlemen, and welcome to Rand Logistics' Third Quarter Fiscal 2008 Conference Call.

On the call today, from the company, are Laurence Levy, Chairman and Chief Executive Officer; Ed Levy, President; Scott Bravener, President of Lower Lakes; and Joe McHugh, Rand's Chief Financial Officer. This call is being webcast, and a telephone replay will be available following the call.

Before we begin, we would like to remind everyone that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, concerning Rand Logistics and its operating subsidiaries. Forward-looking statements are statements that are not historical facts, but instead, statements based upon the current belief and expectations of management of Rand Logistics.

Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements. And with that, I would like to turn the call over to Mr. Laurence Levy.

Laurence Levy: Thank you, Lenny, and good morning to everyone. Thank you for joining us on today's call. After my opening remarks, Scott Bravener, President of Lower Lakes will discuss our operating results, Ed Levy, Rand's President, will discuss recent developments, and Joe McHugh, our CFO, will review the financial results. I will summarize the prospects for the coming year, and then we'll open the call up for questions.

We are pleased with the results of the fiscal third quarter, which demonstrates the strength of our business and its bright future prospects. Our success is the direct result of the continued execution of our sound business plan, which includes the improved operating efficiency of our fleet, and the acquisition of the Voyageur vessels. This result has been 38% year-over-year revenue growth in the third quarter.

During the quarter, we experienced a significant 246% increase in operating margins for our U.S.-flagged vessels as a result of freight-rate increases, ongoing investments in our infrastructure and vessel upgrades made early in calendar 2007. In addition, our Canadian-flagged vessels continued to perform well, posting a 41% increase in operating margin over the prior year, due to increased freight rates, better operating efficiencies, and the previously mentioned Voyageur acquisition.

More recently, we are pleased with several key developments, which will position us for continued profit growth. Ed will review these in more detail, but they are:

First, we amended our credit facility with GE Capital and increased its capacity to approximately $100 million.

Second, we acquired three vessels from WMS for approximately $20 million, and have sold one of these vessels to our Canadian subsidiary. Third, we are investing approximately $13 million to repower one of our Canadian vessels, which will increase the vessel's speed and efficiency and reduce its operating expenses.

Lastly, we have decided to retire the Calumet, the oldest and smallest vessel in our fleet.

In addition, we continue to make infrastructure investments at the corporate level and upgrades at the vessel level during the quarter, which position Rand for future success. We have a sound operating structure in place that will continue to allow us to grow the business without having to increase our operating expenses, which we expect will decline as a percentage of revenue over time.

Now, I'd like to turn it over to Scott for a review of our operations. Scott?

Scott Bravener: Thanks, Laurence. First, I'd like to review our operations for the quarter, specifically what drove the 38% increase in overall revenue over the prior-year period.

Year-over-year revenue growth, excluding the WMS vessels, increased nearly 60% as a result of the improved performance over Canadian and U.S. vessels, an increase in outside-voyage charter revenues, higher fuel surcharges and revenue generated by the recently acquired Voyageur vessels.

Excluding the three WMS time-chartered vessels, sailing days were 831 for the quarter ended December 31, 2007 versus 692 for the quarter ended December 31, 2006. It is important to note that the third quarter of fiscal 2008 included the results of the Voyageur vessels, which operated for the full quarter. The maximum number of sailing days for the quarter ended December 31, 2007, was 920. We lost a total of 89 days during the third quarter, due to the early retirement of the Calumet and vessel incidents during the quarter.

We were able to achieve significant margin improvements in both our U.S. and Canadian fleets during the quarter. Besides increased freight rates, the improvement was due to prior investments in personnel, and preventive maintenance and capital expenditures that have reduced repair costs and improved port efficiencies. As Laurence mentioned, the improvements were particularly noticeable in our U.S. operations, where operating margins improved by 246%.

Our three time-chartered vessels from Wisconsin and Michigan Steamship Company generated $6.3 million of revenue in the quarter, compared to $7.5 million in the same period last year. The decrease in revenues was caused by difficulties in assembling qualified crews to operate the vessels subsequent to the end of the work stoppage. The three vessels sailed only 243 days for the quarter versus 275 days in the year-ago period.

Now that we have completed the purchase of these vessels, we have a significant opportunity for future profit growth, through the elimination of duplicate overhead and the full integration of the vessels into our fleet, resulting in more cost-efficient operations.

Excluding WMS, our EBITDA for the quarter increased by $1.5 million, or 107%, to $2.9 million. This growth is attributable to improved efficiencies realized in our U.S. fleet, higher freight rates and the Voyageur acquisition. We expect continued growth in the future.

We have renewed a significant number of our expiring shipping contracts with existing clients and added several new long-term contracts. The contracts that we have already signed will increase the utilization of the fleet and provide us with considerable revenue visibility for the 2008-and-beyond navigation seasons. In addition, we have further diversified our customer base and end markets by increasing the percentage of agricultural products that we carry.

We continue to see industry demand significantly exceeding current capacity and given the cost-prohibitive nature of building new vessels, we are well-positioned to capitalize on shipping-rate increases and efficiency opportunities to further boost our revenue and cash flow. In addition, we believe we are well-positioned to weather any near-term economic challenges, due to our diversified network of blue-chip customers, fuel surcharges that mitigate our exposure to rising fuel costs and our low-cost operating structure.

Lastly, we are encouraged by the recent above-normal levels of precipitation in the upper Great Lakes basin. Higher water levels afford vessel operators greater capacity utilization.

In summary, I believe that additional profit-enhancement opportunities still exist within both fleets, particularly as we integrate the three WMS vessels into our operations and leverage operating efficiencies to eliminate redundancies and improve vessel performance. I am pleased with the operating performance of our base business for the year-to-date and look forward to a successful start of the 2008 shipping season.

I will now turn the call over to Ed. Ed?

Ed Levy: Thanks, Scott. As Laurence mentioned, we had several significant developments in the current quarter. First, we have acquired the three vessels from WMS that we were operating under a time-charter agreement. The all-in purchase price for the vessels was approximately $20 million, or approximately three times forecasted EBITDA.

In addition, we have sold one of the three acquired vessels to our Canadian subsidiary for Canadian registry and deployment. This decision was based on strong contractual demand by our customers, and will allow us to capitalize on the more favorable operating margins within our Canadian fleet.

We believe this acquisition represents an opportunity for future profit growth through the elimination of duplicate overhead and the full integration of the vessels into our fleet, resulting in more cost-efficient operations.

Secondly, yesterday, we announced that we've amended our credit facility with GE Capital, which increases our borrowing capacity to approximately $100 million. The additional capital will be used to finance the WMS acquisition, the Saginaw Repowering Project and working capital. The amended credit facility provides us with added financial flexibility to execute our business plan.

We are investing approximately $13 million to repower one of our Canadian-flagged vessels with a new, highly automated, emissions-compliant power plant. The repowering is expected to improve operating margins due to an increase in speed and a reduction in fuel consumption, labor, maintenance and other operating costs. Management estimates that the investment will generate an annual mid-teens return on investment, and will be completed in April of 2008.

Lastly, after extensive analysis, we have decided to retire the Calumet, the oldest and smallest vessel in our fleet. The capital investment required to enable the vessel to generate a satisfactory rate of return over the next five years was not justifiable.

The removal of the Calumet, combined with our transfer of one of the three acquired vessels from WMS to our Canadian subsidiary removes a total of approximately 3 million tons of capacity from the U.S. market. Despite removing capacity from the market, we will be able to continue servicing our network of blue-chip customers without a significant impact to our results or operations.

We continue to operate in an environment where freight demand significantly exceeds capacity, and we are well-positioned to capitalize on this opportunity to further grow our business.

With that, I'd like to turn the call over to Joe McHugh for a review of the financial results. Joe?

Joe McHugh: Thanks, Ed. I'm sure that you've all read through our third-quarter news release and, possibly, even our 10-Q, filed today. So I will not review all the numbers in exhaustive detail.

Excluding the VIE, EBITDA for the third quarter of fiscal 2008 decreased to $1.9 million from $2.7 million for the third quarter of last year. We incurred a loss of $1.1 million associated with the three vessels that operated under the WMS time charter versus a positive EBITDA of $1.2 million in the comparable quarter.

Excluding the WMS vessels, fiscal 2008 third-quarter EBITDA for the core operations would have increased by $1.5 million year-over-year, to $2.9 million, despite a $700,000 increase in G&A expenses. Specifically, G&A at the operating company increased by $800,000, to $1.9 million, primarily attributable to a number of initiatives necessary to support the company's growth.

We consider approximately $400,000 of the increase to be non-recurring, including the cost of significantly upgrading the finance and IT infrastructure, and expensing certain Voyageur startup costs. Costs related to the IT infrastructure upgrades will continue through the end of this fiscal year.

The increase in operating-company G&A was, in part, offset by a $200,000 decrease in Rand's public-company expenses, including reduced legal expenses. We want to reaffirm our guidance that we expect cash public-company expenses to equal approximately $2.5 million in fiscal 2008.

Now, I'd like to turn it over to Laurence.

Laurence Levy: Thanks, Joe. In closing, we are positioned to have a very successful 2008 shipping season. The majority of our investments to improve Rand's operating efficiencies are behind us, and importantly, they are beginning to yield significant benefits for our shareholders.

In addition, our ongoing operational improvements, our WMS acquisition, the Canadian-vessel repowering, the full-year results from the Voyageur vessels, and the elimination of non-recurring IT and infrastructure expenses should continue to drive profit growth.

Lastly, we will continue to pursue additional growth, both internally and externally, through financially prudent acquisitions.

We maintain a leadership position in an industry with high barriers to entry and significant demand from our network of blue-chip customers, resulting in long-term revenue visibility.

We believe that we are well-positioned to weather any near-term economic challenges. We are very excited about the outlook for our business for the coming year and beyond, and look forward to updating you on our future successes.

With that, I would like to turn the call back to the operator, and open it up for questions.

Operator: Thank you, sir. (OPERATOR INSTRUCTIONS). Our first question will come from the line of Fred Buonocore, with CJS Securities, Inc. Please go ahead.

Fred Buonocore: Hi. This is Fred Buonocore from CJS Securities. How's it going, guys?

Laurence Levy: Good morning Fred.

Fred Buonocore: Good morning. Well, let's see. You had a lot of interesting stuff go on in the quarter. One of the things I wanted to ask about -- with respect to the retirement of the Calumet, does that change the average operating profit per-boat, per-day calculation that you've disclosed -- I guess the $6,500 -- or the $6.5 million that you had disclosed in previous presentations?

Laurence Levy: Ed, would you like to address this?

Ed Levy: Yes, thanks, Laurence. Fred, we maintain the
$6,500-per-day-operating-margin guidance that we've given to the market. We reaffirm that, notwithstanding the retirement of the Calumet.

Fred Buonocore: Great -- excellent.

And then, with respect to ongoing IT infrastructure investment that you talked about, that we should see for the next few quarters, can you quantify that at all in terms of -- how should we be thinking about that in our models?

Laurence Levy: Joe, would you address that, please?

Joe McHugh: Yes, we did incur significant incremental increases during particularly, the second quarter and the third quarter of this year. And we expect that to drop off to more of a normal maintenance mode in the next fiscal year. So that, probably, is going to be an incremental $50,000 per quarter from where we were a year ago.

So we have some incremental expenses of about $700,000, probably year-to-date, on the pure IT alone, and some of the staffing, and in addition to some of the staffing things that we did on a temporary basis as well.

Fred Buonocore: Great. And then, just with respect to the better freight rates that you had referenced -- so, obviously, this is caused, in part, by the supply-demand imbalance for shipping capacity. Anything else driving those improved freight rates?

Laurence Levy: Scott, would you address this, please?

Scott Bravener: Largely, the transportation market in North America in general, with what the railroads have been able to do, et cetera, has played a factor in the increasing freight rates on the water here on the Great Lakes.

Fred Buonocore: Okay, great. Thank you.

Laurence Levy: Thank you, Fred.

Operator: Thank you. Our next question will come from the line of Brett Fialkoff with P2 Management. Please go ahead.

Brett Fialkoff: Good morning, guys.

Laurence Levy: Good morning, Brett.

Brett Fialkoff: Hey, Joe. For the acquisition and the repowering, is our pro forma debt about $70 million now?

Joe McHugh: That is correct. It's actually $71.7 million of term debt. And then we also have a line of $27 million on a revolver, supported by receivables and a bit of an over-advance facility, which is primarily debt that we will have in the first quarter, because when we start the season, we go through about a 45-day period where we're paying a lot of heavy expenses, including the winter work, the winter capital expenditures. But it takes about 40, or about 30 to 60 days before you start the payment streams from the customers.

And they tend to be a little slow at the beginning of the season, so it's a total of $98.7 million facility, of which the initial term debt is $71.7 million.

Brett Fialkoff: Okay, great.

And on engine upgrade -- the engine upgrade -- can you talk about -- or Ed, I guess -- can you talk about the fleet, the shape of the fleet? Or are there other projects we could do for repowering -- or just kind of the state of the fleet, and maybe how we spend capital on the fleet for the next year, two or three?

Laurence Levy: Scott, could you take that?

Scott Bravener: Pardon me, Laurence. Did you have a response?

Laurence Levy: If you could, address that please, Scott.

Scott Bravener: Yes, Brett. As you are aware, we repowered one of our former steam vessels, the Cuyahoga, in 2000. And this is a steam-turbine vessel, the Saginaw, that we're repowering this winter.

We tentatively have an engine on order for our other steam-powered -- steam-turbine powered vessel, the Michipicoten, for the winter of 2010, 2011. Major engine manufacturers are now order-booked in the world right now at two to three years out for the deliveries, and we have a continued steel-upgrading program within the fleet that is ongoing this winter, and for the next three to four years.

And then our vessels are going to be, steel-wise, in very good shape structurally. And when we repower the last steamer within the fleet, we're going -- we're investigating right now several of our older diesel-powered vessels -- the efficiency upgrades -- by repowering them with more modern, fuel-efficient engines, and seeing what kind of a return that will generate.

So there are still -- to answer your question, there are still several opportunities within our fleet, and we do not anticipate retiring any further vessels. The oldest vessel in our fleet now is the Maumee, which, as you're aware, we significantly upgraded two years ago now, and put a significant amount of capital expenditures in that vessel. And it's an ongoing program. That vessel is projected within our fleet for a 10-year period now.

Brett Fialkoff: Okay. Can you give us any idea of the -- kind of the term structure of our contracts, meaning do we have any open days for '09? What's rolling off this year or next year? Just -- I guess it sounds like rates are continuing to strengthen. And given what you touched on with the rails kind of pulling things up -- I guess, just an outlook on how you see rate growth over the next year or two.

Scott Bravener: We have two or three fairly large contracts that we're in the middle of renegotiating right now, for this year, which we see a further improvement within our structures. Next year, we do not have a lot in the way of contracts. So this year is our opportunity for a renewal over the next couple of years -- this is our best year for renewals.

We had a number of contracts renewing this year in what is a good environment for a rate-increase improvement. And historically, as you're aware, our fleet runs at 95% plus, under long-term contract, and that is still the case.

Brett Fialkoff: Okay, great. Just finally, for Laurence or Ed -- state of the deal market out there -- what kind of things are you seeing. Are prices going up, going down, what have you?

Laurence Levy: Brett, we continue to look for opportunities. And there are clearly some additional opportunities that we do perceive would fit in very well with our existing operations. It's difficult to monitor these prices day by day, because they are limited interactions with these parties.

I certainly wouldn't say there's any significant weakness, but I think we have highlighted, over the past couple of years, that we've really added a lot of value through our sensibly priced acquisitions in both WMS and Voyageur. And we do anticipate that we should see a similar type of opportunities as we move forward from this point.

Brett Fialkoff: Great. Thanks, guys.

Operator: Thank you. Our next question is a follow-up from Fred Buonocore. Please go ahead.

Fred Buonocore: Yes. I just wanted to follow up regarding the status of the crews on the WMS vessels. Would you say that you're kind of where you want to be with respect to the people working on those vessels, or is there still some work to be done there?

Laurence Levy: Scott, could you talk about that, please?

Scott Bravener: Yes.

As we stated in the call, Fred, the vessels will now be fully integrated into our Grand River Navigation Fleet in the U.S. --

Fred Buonocore: Right.

Scott Bravener: and fully crewed with our personnel. And over the last year, part of our higher operating costs at Grand River was we carried a number of additional personnel, training and ramping-up for the opportunity to purchase these vessels. So we feel we're well-placed -- we're in a good spot for our crews, and now that we have full control over the operations of these vessels, we see significant improvements in their operations.

Fred Buonocore: So with respect to efficiency, productivity, would you say that these vessels or the crews on these vessels would be on par with the broader fleet?

Scott Bravener: Yes. They will all be crewed by our existing Grand River personnel and will be spread out amongst the new vessels so that we balance our experience and talent levels. So we expect them to perform on par with our existing vessels.

Fred Buonocore: Excellent. Thanks.

Operator: Thank you. (OPERATOR INSTRUCTIONS). Our next question comes from the line of Ross Haberman with Haberman Fund. Please go ahead.

Ross Haberman: Good morning, gentlemen. How are you?

Laurence Levy: Hello, Ross.

Ross Haberman: Could you just talk about the three time-charter vessels you paid $20 million for? If I understood -- Ed, you -- they were generating about $6.5 million of cash flow. Is there much leverage or upside from that level going forward? And if so, where is it coming from?

Laurence Levy: Scott, could you talk about the future of these vessels, please?

Scott Bravener: These three vessels are, and will be the largest vessels within the Grand River Fleet. Right now the vessels within Grand River vary from 14,000 net tons to about 20,000 net tons. And these three vessels are all in the 20,000-net-ton category. And they'll also be one of the most cost-efficient as far as crewing and manning requirements of the vessels. So we expect these vessels to be very productive within the GRN fleet, and be our top-margin performers.

Ross Haberman: Is there much upside from the $6.5 million they generated, which -- I think you threw out, roughly, that number -- in '08 or '09?

Scott Bravener: The $6.5 million that they generated in the last quarter of this year?

Ross Haberman: No. I'm saying -- I think Ed mentioned you were paying about three times the $20 million cost price -- is what you paid for them, I believe.

Scott Bravener: Yes.

Ross Haberman: Translates to about $6.5 million in cash flow. That's what I'm trying to get a sense of. Is there much leverage over and above that $6.5 million, which you -- which was generated, I guess, over the last 12 months?

Joe McHugh: Just to be clear -- we brought those vessels in August 1st of 2006. So we didn't quite have a full year last year. And we were generating less than the $6.5M run rate last year, because we were under a more expensive time-charter agreement. So we had generated about $2.6 million of EBITDA through the third quarter, and part of the second quarter, or through the third quarter. And the annual rate would have been a little better than that originally.

This year, year-to-date, we were -- we actually had $6 million less in WMS excluding the VIE -- $6 million less, as we worked through this strike. So what Ed is talking about is the $20 million purchase price, is the go-forward EBITDA on our cost structure, rather than the time-charter cost structure, is at least about three times or $6.5 million or $6.7 million. So it's actually a swing of, if you look at the year-to-date loss, of $6 million down, to a positive number next year.

Ross Haberman: So you're saying that you were running at, roughly 2.5 to 3 -- that you hope that 2.5 to 3 is going to run -- is going to swing to $6 million or $6.5 million in '08 - calendar '08 or was that over into '09?

Joe McHugh: Correct.

Laurence Levy: Our shipping season will start on April 1st. And our projections indicate that using our cost structure on these vessels, we should be generating slightly over $6 million of EBITDA for the three vessels. And then, going forward into future years, we anticipate that they should be able to continue to improve, as we continue to generate great efficiencies, improved utilization similar to the balance of our core fleet, and get better rates on an ongoing basis from our customers.

Ross Haberman: And just one -- a follow-up question relating to the debt. You threw out the $71 million of term. The $27M line -- does that pay down, typically, by year end?

Joe McHugh: Yes, it does. It pays down by year end. And, in fact, we generally have some cash on the balance sheet at year end, and then start drawing again at the beginning of the new fiscal year next April.

And just to clarify, let me make sure we're clear there. A year ago, through four months, we made about $2.6 million. We were down this year, year-over-year, year-to-date, $6 million -- so $6 million down. So our year-to-date numbers today have $3.4 million loss, related to our impact, excluding the VIE, of the WMS. And now, going forward, we're expecting a three-times multiple -- a $6.6 million -- $6.7 million type EBITDA range for those three vessels on a full-season basis.

Ross Haberman: Just one final question -- you've had a convertible preferred. Has that been converted? And if so, would that pay down or reduce the $72 million of the term debt at some point?

Laurence Levy: Ed, would you like to address that?

Ed Levy: Ask it again, Ross. I'm sorry. You broke up as you were saying it.

Ross Haberman: Sorry. You had a convertible preferred, I think, outstanding. And has that been converted? And if so, would that reduce the $71 million of term debt at some point?

Ed Levy: It has not been converted -- or -- it has not been converted at this point. The exercise price is -- conversion price is $8.50.

Ross Haberman: Okay. Thank you.

Operator: Thank you. Our next question will come from the line of Paul Sonkin with Hummingbird. Please go ahead.

Paul Sonkin: Oh, hi. I just wanted to clarify one point, and then I had a question. It seems as though you've demonstrated that you can source acquisitions. And I guess what we're beginning to see is that they're being integrated very successfully. I guess the first thing is that it would it be correct to say that there's so much opportunity within the Great Lakes that you haven't really been spending a lot of time outside the Great Lakes?

Laurence Levy: Paul, clearly, our primary focus at this point for acquisitions is on the Great Lakes, because that is where we have infrastructure in place. We can truly leverage the expertise of our team as well as leverage our customer relationships. And we do see continuing, ongoing opportunities in that sector.

Eventually, once we've built up to a level where we see a diminishing number of opportunities there, we clearly will look for Jones Act assets elsewhere in the United States. But at this point, there's plenty to keep us busy there.

Paul Sonkin: So you have a lot to keep you busy in the Great Lakes. Over the last, I guess, year or two -- I mean whenever you had that Investor Day that we went up -- it seems like you've really bulked up your infrastructure in the anticipation of doing more acquisitions.

Have you gotten the infrastructure to where you want it to be, because -- so where I'm going with this is I just wanted to see, like, are we at an inflection point now, where as you make incremental acquisitions, that the incremental margins will be huge in comparison to the acquisitions that you've done in the past, because they're going to require very little infrastructure investment in order to integrate those?

Laurence Levy: I do believe that we are at that point, Paul. We have spent a lot of money getting what was a small private company into the state where it has a capability of being a public company. And we are at that inflection point now. We're at a sustainable level, we believe, for our existing operations. And if we continue to add -- at some point, we may have to add a few incremental people, but right now, we feel that we are well-staffed and fully capable of overseeing the assets, plus some additional assets that we acquire.

Paul Sonkin: So we should be able to see -- like, if you announce another $20 million acquisition, with $7 million of EBITDA, we should probably see, after financial expenses, a lot of that fall straight to the bottom line.

Laurence Levy: That is Paul, -- that is correct.

Paul Sonkin: Okay.

Laurence Levy: And I guess, Scott -- a question that I've asked a lot is -- can you just comment on the water levels? Because I guess I understood that there was a dry spell for a while and the boats were not being full -- that you weren't able to fill them, or else they would have dragged on the bottom. I mean, sort of where do we stand with the water levels?

Scott Bravener: As you're aware of, Paul, there has been a lot -- there was a lot in the news this year -- there was a drought in many regions of the Great Lakes Basin, particularly the upper basin -- in the Minnesota -- the northern range. And some of the water levels in the upper lakes were approaching record lows.

We're now in about the seventh or eighth year of a downward cycle. We've seen some rebound in the last year or so in Lake Erie, but then drop back again this year. But we've seen in the fall, in the Lake Superior Basin, record levels of precipitation and actually, an increase in the water levels in Lake Superior, at a time when they're in their normal, seasonal, cyclical downward cycle. So that was quite encouraging.

We were actually carrying our largest cargoes of the year on Lake Superior in the fall months of this year, when, typically, water levels would be receding at that point.

Over the last couple of months, in the Great Lakes -- in the upper Great Lakes Basin, we've seen continued, above-normal levels of precipitation and the seasonal decline in water levels has been less than normal.

So if this continues through the balance of the winter and into the spring, we're expecting to see some rebound in water levels next year, particularly within the upper Great Lakes Basin, which is encouraging and, hopefully, the start of the cycle back to the normal trend over the years and the Great Lakes are operating in cycles that it's going to start to trend back up again.

Paul Sonkin: Now, maybe this next question is for Ed, but as the water levels rise, where does that $6,500-EBITDA-per-boat level go? I mean are you doing $6,500 on average, per day, with record-low water levels? Does that go up to like $7,500 a day if the water levels get back up to normal? Or ? --

Scott Bravener: Typically, Paul, for each inch of increase in water levels on our boat, there's anywhere from 80 tons to 100 tons per inch. So if you translate that, you take an average freight rate and an average number of trips over the number of years. It can be a significant improvement to the bottom line, over the fleet.

Ed Levy: Hey, Paul. Good morning. It's Ed, Paul. I would also -- just as Fred had asked, the company is reaffirming the $6,500-per-day guidance, but hopefully our investors appreciate that we have a lot of things going on at the business right now, including fully integrating WMS, fully integrating the Voyageur assets, and putting the Saginaw repowering project together properly, and getting that sailing by the end of April. And hopefully we can improve our efficiencies.

But as we sit here today, we want to reaffirm the $6,500. But clearly we see that there's many opportunities that avail themselves to this company at this point.

Paul Sonkin: I guess we'll have to do a rain dance. Now, I guess -- how -- have you seen many improvements in terms of the backhaul? And then, I guess, the last thing I'd like for you to address is the slowdown in the economy. I mean is that going to have any effects on the business?

Scott Bravener: Now, Paul, as you're aware, aggregates make up the core of our business on the Great Lakes, but that's been decreasing as a percentage of our business. It would be now -- I haven't done the calculation since the last few contracts were negotiated and added -- but I would say that it's less than 40% of our business now.

To the backhaul question, we've increased the amount of salt that we'll be carrying this year, iron ore and some agricultural commodities. And we've particularly gained in a couple coal backhaul contracts. So we think that we've increased our capacity utilization substantially, going into this year, and in all those commodities, we expect a very strong season.

In aggregates, which is tied largely to the construction market, our customers are telling us you know flat -- some decline. We expect it to decline further. But some of that's going, or a lot of that will be absorbed by what we have done with the retirement of the Calumet, and the transfer of the one WMS vessel into our Canadian fleet. Because of the higher demand within our Canadian fleet, we do not think we're going to see an impact. We're still going to be very, very busy going into this year.

Paul Sonkin: Well, would it be wrong to say that since the Great Lakes are so capacity-constrained, that even if there is a decline in the economy and a decline in aggregates, that capacity is so scarce that you won't see any slowdown? Or is that an incorrect statement?

Scott Bravener: We don't expect things to be much slower than last year, and last year was very strong within the market. From all the signs we're seeing, the steel industry on the Great Lakes has remained -- actually, production has remained very stable. And that bodes well going into this season that demand is still going to be there.

Paul Sonkin: All right. Thank you very much.

Laurence Levy: Thank you, Paul.

Operator: Thank you. (OPERATOR INSTRUCTIONS). Management, at this time, we have no additional questions in the queue. And I'll turn the conference back to you for any closing remarks.

Laurence Levy: Thank you very much, operator. With that, we would like to wind up the call and thank all of our investors for their ongoing support and input. And we look forward to a very successful shipping season commencing this April. Thank you all for participating on the call.

Operator: Thank you, management. Ladies and gentlemen, at this time, we will conclude today's teleconference. And we do thank you for your participation on the program. If you would like to listen to a replay of today's conference call, please dial 1-800-405-2236, or 303-590-3000, with an access code of 11108709, followed by the pound sign.

As a reminder, ladies and gentlemen, if you would like to listen to a replay of today's conference call, please dial 1-800-405-2236, or 303-590-3000, with an access code of 11108709, followed by the pound sign. At this time, you may now disconnect, and we thank you for your participation on today's conference call. Please have a pleasant afternoon.